Exhibit 10.30

SUMMARY OF NAMED EXECUTIVE OFFICER COMPENSATION

Fiscal 2006 Cash Bonuses

On February 13, 2007, after a review of performance, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Cabela’s Incorporated (the “Company”) determined fiscal 2006 cash bonuses under the Company’s Restated Bonus Plan (the “Plan”) for the following executive officers of the Company (the “named executive officers”): Dennis Highby, President and Chief Executive Officer, $1,825,000; Ralph W. Castner, Vice President and Chief Financial Officer, $457,500; Patrick A. Snyder, Senior Vice President of Merchandising, $550,000; Michael Callahan, Senior Vice President, Retail Operations and Marketing, $550,000; and Brian J. Linneman, Vice President and Chief Operating Officer, $457,500. Each of Messrs. Highby, Castner, Snyder, Callahan, and Linneman are employed “at will.” Fiscal 2006 cash bonuses for the named executive officers will be payable on March 9, 2007.

Fiscal 2007 Base Salaries

On February 13, 2007, the Compensation Committee established fiscal 2007 base salaries for the named executive officers. Fiscal 2007 base salaries, effective April 1, 2007, for the named executive officers will be as follows: Mr. Highby, $697,511; Mr. Castner, $375,000; Mr. Snyder, $429,955; Mr. Callahan, $429,955; and Mr. Linneman, $325,000.

Fiscal 2007 Cash Bonus Opportunities

On February 13, 2007, the Compensation Committee set the targets and criteria for the fiscal 2007 cash bonus opportunities for the named executive officers. These targets and criteria were set pursuant to the Plan. The following table sets forth the threshold, target, and maximum cash bonus opportunity for each of the named executive officers for fiscal 2007.

	Threshold Bonus	Target Bonus	Maximum Bonus
Dennis Highby	$1,500,000	$2,000,000	$3,000,000
Ralph W. Castner	$375,000	$500,000	$750,000
Patrick A. Snyder	$450,000	$600,000	$900,000
Michael Callahan	$450,000	$600,000	$900,000
Brian J. Linneman	$375,000	$500,000	$750,000

For fiscal 2007, 50% of each named executive officer’s target cash bonus opportunity is based upon the achievement of corporate financial objectives relating to earnings per share, return on invested capital, and increased comparable store sales. The remaining 50% of each named executive officer’s target cash bonus opportunity is based upon the achievement of pre-established individual performance goals. Any fiscal 2007 cash bonuses paid in excess of the target bonus amounts will be paid as a result of one or more target corporate financial objectives being exceeded. The named executive officers will receive no payment for a corporate financial objective unless the Company achieves the threshold performance goal for that objective.

Following the completion of fiscal 2007, the Compensation Committee will assess (i) the performance of the Company for each corporate financial objective to determine the corporate financial portion of the fiscal 2007 cash bonuses payable to the named executive officers, and (ii) the individual performance of each of the named executive officers and compare actual fiscal 2007 individual performance to the pre-determined individual performance goals to determine the individual performance goals portion of the fiscal 2007 cash bonuses payable to the named executive officers. The actual bonuses payable for fiscal 2007, if any, will vary depending on the extent to which actual Company and individual performance meets, exceeds, or falls short of the corporate financial objectives and individual performance goals approved by the Compensation Committee. The Compensation Committee retains discretion to make downward adjustments to the bonuses yielded by the corporate financial objectives and individual performance goals, but cannot make upward adjustments.

The named executive officers are parties to respective Management Change of Control Severance Agreements and Indemnification Agreements with the Company. The named executive officers are also eligible to participate in the Company’s broad-based benefit plans, including health and life insurance programs, 401(k) Savings Plan, and Employee Stock Purchase Plan, and to receive awards under the Company’s 2004 Stock Plan.

Additional information regarding the compensation of the named executive officers will be set forth in the section titled “Executive Compensation” of the Proxy Statement for the Company’s 2007 Annual Meeting of Shareholders (the “Proxy Statement”), which section is incorporated herein by reference. The Proxy Statement is expected to be filed with the SEC in April 2007.